`Exhibit 99.1

Hawthorn Bancshares Reports Third Quarter 2018 Financial Results

Jefferson City, Mo. — October 30, 2018 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended September 30, 2018.

Net income for the current quarter was $3.1 million, or $0.51 per diluted common share, compared to net income of $2.9 million, or $0.48 per diluted common share, for the linked quarter ended June 30, 2018 and net income of $1.8 million, or $0.29 per diluted common share for the quarter ended September 30, 2017.  Net income for the nine months ended September 30, 2018 was $8.1 million, or $1.34 per diluted common share, compared to $5.8 million, or $0.95 per diluted common share for the nine months ended September 30, 2017.

The year-to-date annualized return on average common equity for the current year was 11.69% and the annualized return on average assets was 0.75% compared to 8.18% and 0.58%, respectively, for the prior year.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported earnings per diluted common share for the current quarter of $0.51, which was an increase of $0.03, or 6.3% over the linked quarter, and an increase of $0.22, or 75.9% over the prior year quarter.  Year-to-date net income has increased $2.3 million or 39.7% over the prior year-to-date level.  These increases have resulted primarily from continued loan growth and the positive impact of the lower corporate income tax rate for 2018 enacted by the Tax Cuts and Jobs Act (the “Tax Act”).  Loans, net of the allowance for loan losses, increased $21.4 million, or 2.0% from the linked quarter-end, $70.4 million, or 6.8%, from the prior year quarter-end, and they have increased $247.9 million, or 28.9%, since year-end 2015. This growth occurred without a deterioration in credit quality as nonperforming loans to total loans has remained relatively unchanged from 0.51% at 12/31/15 to 0.54% at 9/30/18. Our current year-to-date net interest margin of 3.28% continues to be squeezed by increased interest expense during the recent rising interest rate environment although the current quarter increased 1 basis point from the prior linked quarter compared to the 16 basis points decline since the prior year quarter. Non-interest income of $2.3 million for the current quarter was relatively unchanged from the prior linked quarter and the prior year quarter.  Non-interest expense of $9.9 million was level with the prior linked quarter and $0.1 million higher than the prior year quarter.  Year-to-date non-interest expense of $30.1 million was $1.3 million, or 4.5%, higher than the prior year-to-date level. This increase over the prior year includes an increase in salaries and benefits of $1.1 million, or 7.0%, due to bonuses of $1,000 for full-time staff and $500 for part-time staff paid in the first quarter 2018 as a result of the benefits accruing from the enactment of the Tax Act; annual cost of living increases averaging 3%; and higher medical and pension benefit costs.  As of September 30, 2018, we have been able to reduce our full-time equivalent head count by 33, or approximately 10%, since December 31, 2017, most of which occurred in the second and third quarters of this year.  As a result, the cost savings from this reduction will be more fully realized in 2019. We continue to pursue initiatives to improve our efficiency ratio including right sizing our branch network.  To this end, we recently announced the closing of our Windsor branch during the fourth quarter 2018 and the sale of our Branson branch expected to close in the first quarter of 2019. While these transactions are not expected to significantly affect loan or deposit volumes, they will further reduce head count and operating expenses.

Net Interest Income

Net interest income for the quarter ended September 30, 2018 was $11.3 million compared to $11.0 million for the prior linked quarter and $10.8 million for the prior year quarter. Year-to-date 2018 net interest income of $33.1 million was $1.0 million, or 3.1%, higher than the prior year-to-date amount of $32.1 million. The increase in net interest income from the prior year was primarily due to an increase in average loans of $70.6 million, or 6.9%. Although the net interest margin has declined year over year, the pace of decline has slowed noticeably in the current quarter where the year-to-date net interest margin of 3.28% increased 1 basis point from the prior linked quarter but decreased 16 basis points from the prior year.  The decrease from the prior year was primarily due to the cost of average interest bearing liabilities increasing faster than the yield on average earning assets.  The majority of these increased funding costs has occurred in our most stable funding base of average total deposits, which have grown by $109.8 million, or 10.4%, from the prior year.

Non-Interest Income and Expense

Non-interest income for the quarter ended September 30, 2018 was $2.3 million compared to $2.4 million for the prior linked quarter ended June 30, 2018 and $2.2 million for the prior year quarter ended September 30, 2017.  The net increase from the prior year quarter was primarily due to an increase of $0.1 million in combined real estate loan income.  Non-interest income for the nine months ended September 30, 2018 was $6.9 million, a $0.2 million increase, or 3.0%, over the prior year-to-date level of $6.7 million.  Contributing to this increase was additional service charge income of $0.2 million and increased bankcard income of $0.1 million.

Non-interest expense was $9.9 million for the quarter ended September 30, 2018, compared to $9.9 million for the prior linked quarter and $9.8 million for the prior year quarter ended September 30, 2017.  Non-interest expense for the nine months ended September 30, 2018 was $30.1 million, an increase of $1.3 million, or 4.5%, from the nine months ended September 30, 2017.  The majority of this increase was caused by salaries and benefits increasing $1.1 million, or 7.0%, from the prior year-to-date to the current year-to-date.  These compensation costs increased due to the aforementioned bonuses paid to all staff resulting from the Tax Act lowering corporate income tax rates; annual cost of living increases; and higher medical and pension benefit costs.

Allowance for Loan Losses

The Company’s level of non-performing loans at September 30, 2018 was 0.54% of total loans compared to 0.53% at December 31, 2017 and 0.59% at September 30, 2017. For the nine months ended September 30, 2018, the Company recorded net charge-offs of $494,000, or 0.05% of average loans, compared to net charge-offs of $121,000, or 0.01% of average loans, for the nine months ended September 30, 2017.  The allowance for loan losses at September 30, 2018 was $11.4 million, or 1.02% of outstanding loans and 187.89% of non-performing loans. At December 31, 2017, the allowance for loan losses was $10.9 million, or 1.02% of outstanding loans, and 191.33% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2018.

Financial Condition

Comparing September 30, 2018 balances with December 31, 2017, total assets increased $22.4 million to $1.5 billion. This asset growth was primarily due to an increase in net loans of $46.8 million, or 4.4%, partially offset by a decrease in cash and cash equivalents of $26.1 million. Total deposits increased $56.9 million, or 5.1%, to $1.2 billion while FHLB advances and other borrowings decreased $42.7 million to $78.7 million at September 30, 2018. Stockholders’ equity at September 30, 2018 was $94.9 million, or 6.5% of total assets. The total risk based capital ratio of 13.54% and the leverage ratio of 9.35% at September 30, 2018, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY *(continued)*

(unaudited)

$000

Key financial ratios:	September 30, 2018	June 30, 2018	September 30, 2017	December 31, 2017
Return on average assets (YTD)	0.75 %	0.70 %	0.58 %	0.25 %
Return on average common equity (YTD)	11.69 %	11.00 %	8.18 %	3.59 %

	September 30, 2018	June 30, 2018	September 30, 2017	December 31, 2017
Allowance for loan losses to total loans	1.02 %	1.02 %	1.05 %	1.02 %
Nonperforming loans to total loans	0.54 %	0.58 %	0.59 %	0.53 %
Loans past-due 90 days or more and still accruing to loans	0.02 %	0.00 %	0.02 %	0.03 %
Performing TDRs to loans	0.29 %	0.36 %	0.45 %	0.44 %
Nonperforming assets to loans and foreclosed assets	1.72 %	1.77 %	1.83 %	1.74 %
Allowance for loan losses to nonperforming loans	187.89 %	177.66 %	177.13 %	191.33 %

Balance sheet information:	September 30, 2018	June 30, 2018	September 30, 2017	December 31, 2017
Loans, net of allowance for loan losses	$ 1,104,407	$ 1,082,983	$ 1,034,047	1,057,580
Investment securities	229,580	236,924	222,410	237,579
Total assets	1,451,664	1,448,650	1,386,532	1,429,216
Deposits	1,182,734	1,183,386	1,107,960	1,125,812
Total stockholders' equity	94,872	93,133	96,072	91,371
Book value per share	$ 15.75	$ 15.46	$ 15.84	15.08
Market price per share	$ 22.75	$ 21.90	$ 19.90	19.95
Net interest Spread (YTD)	$ 3.05	$ 3.05	$ 3.28	3.24
Net interest Margin (YTD)	3.28 %	3.27 %	3.44 %	3.41 %

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100 FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the estimated effects of the Tax Act. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause the Company's estimated effects of the Tax Act to differ materially include, but are not limited to, changes in interpretations and assumptions the Company has made with respect to the anticipated effects of the Tax Act, federal tax regulations and guidance that may be issued by the U.S. Department of Treasury and future actions by the Company resulting from the Tax Act. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.

3